UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: March 29, 2010

(Date of earliest event reported)

GENCOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

5201 North Orange Blossom Trail, Orlando, Florida 32810

(Address of principal executive offices) (Zip Code)

(407) 290-6000

(Registrant’s telephone number, including area code)

Delaware	001-11703	59-0933147
(State or other jurisdiction of incorporated or organization)	Commission File Number	(I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2010, the Board of Directors (the “Board”) of Gencor Industries, Inc. (the “Company”), pursuant to Article III, Section 3 of the Company’s By-Laws, unanimously authorized the appointment of James P. Sharp as a director to fill a vacancy in the Board of Directors. Mr. Sharp qualifies as an independent board member as defined by NASDAQ and has also been appointed to the audit committee of the Board.

Mr. Sharp has 30 years of business and financial experience as a senior executive for public corporations. Most recently he was with CNH Global NV, last serving as President, Parts and Service.

Prior to that, Mr. Sharp was with Ingersoll Rand Company for 25 years, where he was president of various businesses with sales ranging from $300 million to $1.2 billion.

Mr. Sharp has served as a member of the Board of Directors of the Association of Equipment Manufacturers (AEM) and the American Road and Transportation Builders Association (ARTBA). Mr. Sharp has a Bachelor of Arts degree in economics and an MBA in accounting and is a certified public accountant.

Mr. Sharp will not receive any remuneration for serving on the Board other than the standard fees paid by the Company to all of its non-employee directors. At this time, the Company pays its non-employee directors $1,500 per month, plus $1,000 per board meeting attended and $500 per committee meeting attended.

Mr. Sharp has not had any involvement, transactions or relationships with the Company or its management up to this date or any currently proposed transaction in which Mr. Sharp had or will have a direct or indirect material interest. Mr. Sharp is considered to be an independent director as defined by NASDAQ rules. There are no arrangements or understandings between Mr. Sharp and any other person, pursuant to which Mr. Sharp was selected as a director.

Item 9.01.

(d) Exhibits.

Exhibit No.	Item

99.20	Press Release dated March 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCOR INDUSTRIES, INC.

March 29, 2010	By:	/s/ E.J. Elliott
E.J. Elliott, Chairman and Chief Executive Officer

March 29, 2010	By:	/s/ L. Ray Adams
L. Ray Adams, Chief Financial Officer